As filed with the Securities and Exchange Commission on July 16, 2009

Registration No. 333-145032

UNITED STATES

SECURITIES AND EXCHNGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT No. 1

TO

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FIRST NATIONAL COMMUNITY BANCORP, INC.

(Exact name of Registrant as specified in its charter)

Pennsylvania	23-2900790
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
William S. Lance, Treasurer
FIRST NATIONAL COMMUNITY BANCORP, INC.	FIRST NATIONAL COMMUNTY BANCORP, INC.
102 East Drinker Street	102 East Drinker Street
Dunmore, Pennsylvania 18512	Dunmore, Pennsylvania 18512
(570) 346-7667	(570) 346-7667
(Address, including Zip Code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including Zip Code, and telephone number, including area code, of agent for service)

With a Copy to:

G. Philip Rutledge, Esquire

Erik Gerhard, Esquire

BYBEL RUTLEDGE LLP

1017 Mumma Road, Suite 302

Lemoyne, Pennsylvania 17043

(717) 731-1700

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the effective date of this Post-Effective Amendment No. 1 to the Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box [ X ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]

Indicated by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ X ]
Non-accelerated filer [ ]	Smaller reporting company [ ]
(Do not check if a smaller reporting company)

PROSPECTUS

FIRST NATIONAL COMMUNITY BANCORP, INC.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

1,000,000 Shares of common stock

par value $1.25

First National Community Bancorp, Inc.’s Dividend Reinvestment and Stock Purchase Plan provides holders of its common stock with a convenient way to purchase additional shares of First National Community Bancorp, Inc.’s common stock, by permitting participants in the plan to automatically reinvest cash dividends on all of their shares and to make monthly voluntary cash contributions under terms of the plan. Participation in the plan is entirely voluntary so that shareholders may join the plan and terminate their participation in the plan at any time.

First National Community Bancorp, Inc. intends to direct that the plan administrator purchase shares of the company’s common stock in the open market, at fair market value, less a 10% discount, or in negotiated transactions, with the company reserving the right to issue any remaining shares from treasury or out of authorized but unissued shares based on a 10 day trading average, less a 10% discount. First National Community Bancorp, Inc. is authorized to issue up to 1,000,000 shares of its common stock under the plan. As of July 16, 2009, the market price of our common stock was $8.50. First National Community Bancorp, Inc.’s common stock is listed on the OTCBB market under the symbol “FNCB.OB.” Dividends, if and when declared, will be reinvested under the terms of the plan. Shareholders may participate in the plan with respect to all or a portion of their shares of common stock.

We provide a summary of the plan in this Prospectus in an easy to understand question and answer format. We encourage you to read it carefully. If you have any additional questions, please call Registrar and Transfer Company, the plan administrator, at (800) 368-5948.

We recommend that you retain this Prospectus for future reference.

An investment in common stock held in the plan account has the same market risks as an investment in common stock held in certificate form. Participants bear the risk of loss (and receive the benefit of gain) occurring by reason of fluctuations in the market price of the common stock held in the plan account.

These shares are not deposits, are not insured by the Office of the Comptroller of the Currency, the FDIC or any other governmental agency, and are subject to investment risk, including the possible loss of principal.

Neither the Securities and Exchange Commission, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Pennsylvania Department of Banking nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

See “Risk Factors” beginning on page 3 for a discussion of various factors which shareholders should consider about an investment in our common stock.

The date of this prospectus is July 16, 2009.

How to Obtain Additional Information

This prospectus incorporates by reference important business and financial information about First National Community Bancorp, Inc. that is not included in or delivered with this document. You can obtain free copies of this information by writing or calling:

First National Community Bancorp, Inc.

Attention: Finance Division Manager

102 East Drinker Street

Dunmore, Pennsylvania 18512

(570) 346-7667

SUMMARY

First National Community Bancorp, Inc. is a registered financial holding company incorporated in the Commonwealth of Pennsylvania. Our corporate offices are located at 102 Drinker Street, Dunmore, Pennsylvania 18512, and our telephone number is (570) 346-7667.

First National Community Bancorp, Inc. adopted its original Dividend Reinvestment and Stock Purchase Plan in 1999 to offer its shareholders an opportunity to purchase additional shares of First National Community Bancorp, Inc. common stock automatically through the reinvestment of cash dividends. From time to time, we have authorized increases in the number of shares available under the plan to meet the demands of our shareholders and we have changed the plan. This prospectus describes our Dividend Reinvestment and Stock Purchase Plan in effect as of the date of this prospectus.

If you own First National Community Bancorp, Inc. common stock, directly or indirectly, you are eligible to enroll in the plan. You may make purchases under the plan with your cash dividends on some or all of your shares of First National Community Bancorp, Inc. common stock and through the plan’s optional cash payment feature. You may enroll in the plan by completing an authorization form and returning it to:

Registrar and Transfer Company

Attention: Dividend Reinvestment

P.O. Box 664

Cranford, New Jersey 07016

(800) 368-5948

info@rtco.com

www.rtco.com

If you enroll in the plan, the administrator will use the cash dividends on the shares you designate, as well as any optional cash payments you make, to purchase additional shares of First National Community Bancorp, Inc. common stock. Historically, we pay dividends on a quarterly basis. If we do not pay a cash dividend, there will be no investment under the plan, unless you purchase shares through the plan’s optional cash payment feature. Optional cash payment purchases may be made monthly.

If we sell an original issue or treasury shares, the purchase price for each share will be the average of trades for 10 trading days less a 10% discount. If we sell you shares the plan has purchased in the open market or in privately negotiated transactions, the purchase price for each share will be the actual purchase price less a 10% discount.

If you do not choose to enroll in the plan, First National Community Bancorp, Inc. will continue to send you cash dividends when and if any are declared.

RISK FACTORS

The purpose of the plan is to provide a convenient and useful service for First National Community Bancorp, Inc. shareholders. Nothing in this Prospectus represents a recommendation by First National Community Bancorp, Inc. or anyone else that a person buy or sell First National Community Bancorp, Inc. common stock. We urge you to read this Prospectus thoroughly before you make your investment decision regarding participation in the plan.

Before you invest in First National Community Bancorp, Inc. common stock, you should be aware that an investment in our common stock involves a variety of risks, including those described below. You should carefully read and consider these risks factors, together with all the other information contained in this Prospectus, before you decide whether to purchase First National Community Bancorp, Inc. common stock.

You will have a minimal influence on shareholder decisions.

As of March 31, 2009, our directors, executive officers and trusts that they control collectively hold 4,357,183 shares, representing 27% of the total number of shares outstanding. Further, this percentage of ownership could increase if our directors and officers participate in the plan to the fullest extent possible. Our directors and officers are able to significantly influence our management policies and decisions as well as issues that require a shareholder vote. If our directors and executive officers vote together, they could influence the outcome of certain corporate actions requiring shareholder approval, including the election of directors and the approval or non-approval of significant corporate transactions, such as the merger or sale of all or substantially all of our assets. Their interests may differ from the interests of other shareholders with respect to management issues.

Our issuance of additional shares of common stock could dilute or depress the value of your shares of our common stock.

First National Community Bancorp, Inc.’s Articles of Association authorize the issuance of up to 50,000,000 shares of common stock. The issuance of additional stock within these limits does not require prior shareholder approval. Sales of additional shares of stock, or the perception that shares may be sold, could negatively affect the market price of our stock. The issuance of additional shares also could dilute the percentage ownership interest and corresponding voting power of the prior shareholders.

Regulatory restrictions may affect our ability to pay dividends.

Our ability to pay dividends to our shareholders is also subject to, and limited by, certain legal and regulatory restrictions.

The trading market for our common stock is not active.

There is a limited public market for our common stock. We cannot assure you that a more liquid or active trading market will develop. In a less active market, you may not be able to sell your shares when you would like to sell them.

Our future success is dependent on our ability to compete effectively in the highly competitive banking industry.

We face substantial competition in all phases of our operations from a variety of different competitors. Our future growth and success will depend on our ability to compete effectively in this highly competitive environment. We compete for loans, deposits and other financial services in our geographic market with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms and various other non-bank competitors.

Changes in the law and regulations may affect our ability to do business, our costs, and our profits.

We are subject to extensive federal supervision and regulation. These laws and regulations are intended to protect depositors, not shareholders. Any change in applicable laws or regulations may have a material effect on our business and prospects. We cannot predict the nature or the extent of the effect on our business or earnings that monetary policies, economic control, or new federal regulations may have in the future.

Changes in interest rates could make us less profitable.

Our profitability is dependant to a large extent on our net interest income. Net interest income is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Like most financial institutions, we are affected by changes in general interest rate levels and by other economic factors beyond our control. In addition, interest rate risks can result from mismatches between the dollar amount of repricing or maturing assets and liabilities and is measured in terms of the ratio of the interest rate sensitive assets to interest rate sensitive liabilities. Although our management believes it has implemented strategies to reduce the potential effects of changes in interest rates on our results of operations, any substantial and prolonged change in market interest rates could adversely affect our operating results.

Our allowance for loan losses may prove to be insufficient to absorb potential losses in our loan portfolio.

Lending money is a substantial part of our business. However, every loan we make carries a certain risk of non-payment. We cannot assure you that our allowance for loan losses will be sufficient to absorb actual loan losses. We also cannot assure you that we will not experience significant losses in our loan portfolios that may require significant increases to the allowance for loan losses in the future. Although we evaluate every loan that we make against our underwriting criteria, we may experience losses by reasons or factors beyond our control. Some of these factors include changes in market conditions affecting the value of real estate and unexpected problems affecting the creditworthiness of our borrowers.

We determine the adequacy of our allowance for loan losses on an ongoing basis by considering various factors, including:

•	An analysis of the risk characteristics of various classifications of loans;
•	Previous loan loss experience;
•	Specific loans that would have loan loss potential;
•	Delinquency trends;
•	Estimated fair value of the underlying collateral;
•	Current economic conditions;
•	The view of our regulators; and
•	Geographic and industry loan concentration.

Changes in real estate values may adversely impact our loans that are secured by real estate.

A significant portion of our loan portfolio consists of residential and commercial mortgages secured by real estate. These properties are primarily concentrated in northeastern Pennsylvania. Real estate values and real estate markets generally are affected by, among other things, changes in national, regional or local economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in the tax laws and other governmental statutes, regulations and policies, and acts of nature. If real estate prices decline, particularly in northeastern Pennsylvania, the value of the real estate collateral securing outstanding loans could be reduced. This reduction in the value of the collateral would increase the number of non-performing loans and could have a material negative impact on our financial performance.

Common stock

You do not have control or authority to direct the price or time at which common stock is purchased or sold for plan accounts. Therefore, you bear the market risk associated with fluctuations in the price of common stock. The plan administrator will allocate shares purchased to four (4) decimal places; thus, there will likely always be a partial share in your plan account. This practice allows maximum investment of your dividends.

The plan does not represent a change in our dividend policy which will continue to depend upon earnings, financial and regulatory requirements and other factors, and which will be determined by the Board of Directors from time to time. Shareholders who do not wish to participate in this plan will continue to receive cash dividends when and if declared. We cannot provide any assurance whether, or at what rate, we will continue to pay cash dividends.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The First National Community Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan is as follows. We present the plan in a question and answer format. Shareholders who do not choose to participate in the plan will continue to receive cash dividend payments, if and when cash dividends are declared and paid.

Purpose

1.	What is the purpose of the plan?

The plan provides shareholders with a convenient and economical method of investing cash dividends and voluntary cash payments to purchase additional shares. Participants pay no brokerage commissions or service charges when they acquire additional shares of common stock through the plan.

Advantages

2.	What are the advantages of the Dividend Reinvestment and Stock Purchase Plan?

Shareholders may:

•	Reinvest cash dividends and invest voluntary cash payments in additional shares of common stock at a 10% discount, without paying service charges or brokerage commissions;
•	Invest the full amount of all cash dividends in shares of common stock including fractional shares, which also earn dividends under the plan;
•	Avoid safekeeping and record keeping costs through the free custodial and reporting services under the plan; and
•	Regularly receive a detailed statement of account transactions in book entry form.

Administration

3.	Who administers the plan for participants?

Registrar and Transfer Company is the administrator of the plan and will act as agent for the participants. As agent for the participants, the administrator will:

•	Hold shares in the name of its nominee as agent for plan participants;
•	Keep and maintain records;
•	Provide detailed statements of account to participants; and
•	Perform other duties related to the plan.

Any notices, questions, or other communications relating to the plan should include the participant’s account number and should be addressed to:

Registrar and Transfer Company

Attention: Dividend Reinvestment

P.O. Box 664

Cranford, New Jersey 07016

(800) 368-5948

info@rtco.com

www.rtco.com

In the event that the administrator resigns or ceases to act as agent for the participants, First National Community Bancorp, Inc. will make other arrangements, as it deems appropriate, for the administration of the plan. Furthermore, we may replace the administrator as agent at any time.

Participation

4.	Who is eligible to participate?

All common stock shareholders are eligible to participate in the plan. Shareholders may participate in the plan with respect to all or any portion of their shares. Shareholders will not be eligible to participate in the plan if they reside in a jurisdiction in which it is unlawful or compliance costs under state or local securities or “blue sky” laws are too high for the company to permit their participation.

A broker or nominee that is a record owner of common stock may participate in the plan on behalf of one or more beneficial owners of shares in accordance with the rules and regulations established by First National Community Bancorp, Inc.

5.	How does an eligible shareholder become a participant?

All eligible shareholders may join the plan at any time by completing and signing the accompanying authorization form and returning it to the administrator. Additional authorization forms may be obtained from First National Community Bancorp, Inc. or Registrar and Transfer Company.

6.	What does the authorization form provide?

The authorization form appoints the administrator as the shareholder’s agent to reinvest dividends on some or all shares registered under the plan, and to purchase additional shares with voluntary cash payments.

7.	When may a shareholder join the plan?

A shareholder may join the plan at any time. If the administrator receives a properly completed authorization form at least five (5) business days before a dividend record date, the administrator will reinvest the cash dividends payable on that date. Historically, the Board of Directors has declared and paid cash dividends on a quarterly basis. The Board of Directors reserves the right to change the dividend record and payment dates.

8.	Is partial participation possible under the plan?

Yes. Shareholders may register all or any portion of their shares in the plan.

9.	Is the right to participate in the plan transferable?

No. The right to participate in the plan is not transferable. A shareholder, participating in the plan, continues as a participant until the plan is terminated or until the shareholder gives notice of withdrawal or termination to the administrator.

Purchases

10.	What is the source for shares of common stock purchased under the plan?

The administrator purchases shares at the company’s discretion, directly from First National Community Bancorp, Inc. (either from authorized but unissued shares or from treasury shares), in the open market, in negotiated transactions, or using a combination of these methods.

11.	How many shares of common stock will the administrator purchase for a participant under the plan?

                      The number of shares depends on:

•	The amount of cash dividends to be reinvested;
•	The amount of any voluntary cash investment; and
•	The applicable purchase price of the common stock.

The administrator will credit each participant’s account with that number of shares, including any fractional shares computed to four (4) decimal places, equal to the total amount to be invested divided by the applicable purchase price. All cash dividends on shares held in a participant’s account, whether purchased through dividend reinvestment or voluntary cash investment, are automatically reinvested in additional shares of common stock.

12.	When will shares of common stock be purchased for a participant under the plan?

The administrator will use cash dividends to purchase common stock as soon as reasonably possible after the applicable dividend payment date, but not more than 30 business days after the dividend payment date.

Voluntary cash payments accepted for purchase of common stock to be held in the plan will be used by the administrator to purchase common stock on a monthly basis, generally on the last day of the month, or if such day is not a business day on which securities are traded, then the next following business day on which securities are traded.

You will not receive any interest on cash dividends or voluntary cash payments pending the purchase of common stock by the administrator.

13.	At what price will shares of common stock be purchased under the plan?

When the administrator purchases shares of common stock from the company, the purchase price will be the fair market value of the common stock on the relevant date, less a 10% discount. The fair market value of the common stock is determined by averaging the “daily average trades” for the 10 trading days preceding the dividend payment date with respect to purchases using cash dividends and 10 trading days preceding the last day of each month (or if such day is not a business day on which securities are traded, then the next following business day on which securities are traded) with respect to voluntary cash payments, as reported by one or more brokerage firms selected by First National Community Bancorp, Inc. that make a market in our common stock.

In the event that there were no trades, or an insufficient number of trades (generally less than 500 shares) upon which to form a basis to determine fair market value within the 10 trading days, then the fair market value of the common stock may be determined by reference to other factors that the Board of Directors of First National Community Bancorp, Inc. deems appropriate. These factors may include, but are not limited to, in our sole discretion:

•	Average trades reported by market makers on dates that are recent but are prior to the 10 trading day period immediately preceding the investment date;
•	Prices at which the stock is known to have been traded in recent transactions;
•

A multiple of First National Community’s book value per share that we believe is consistent with the multiple of trading prices of companies similar to us but whose stock is more readily traded and quoted in the public markets; and

•	A multiple of First National Community Bancorp’s annualized earnings per share.

When the administrator purchases shares of common stock in the open market or in negotiated transactions, the purchase price will be the weighted average of the prices actually paid for shares purchased for the relevant date, excluding all fees, brokerage commissions and expenses, less the 10% discount. Purchases of common stock in the open market or in negotiated transactions may occur over one or more trading days.

Voluntary Cash Payments

14.	Who is eligible to make voluntary cash investments?

All shareholders who elect to have cash dividends reinvested under the plan may also elect to make voluntary cash payments.

15.	What are the timing requirements and other limitations on voluntary cash payments?

Each month, generally on the last day of the month, or if such day is not a business day on which securities are traded, then the next following business day on which securities are traded, the administrator will use voluntary cash payments which it holds in collected funds to purchase additional shares of common stock. Voluntary cash payments may not be less than $100 per calendar month or total more than $50,000 in any calendar quarter. We reserve the right, in our sole discretion, to determine whether voluntary cash payments are made on behalf of an eligible participant.

16.	How does the voluntary cash payment option work?

To make a voluntary cash payment, a participant encloses a personal check drawn on a U.S. bank to the plan administrator with a completed payment form which is sent with each statement of account. Participants make personal checks drawn on a U.S. bank in U.S. currency payable to “Registrar and Transfer, Plan Administrator.”

The administrator will apply any voluntary cash payments received to the purchase of shares of common stock on the next upcoming investment date which generally is the last day of the month or if such day is not a business day on which securities are traded, then the next following business day on which securities are traded. The price is determined in accordance with provisions of the plan. Voluntary cash payments made by check or other draft must clear prior to the investment date. The plan administrator will promptly send an acknowledgment to participants confirming that the plan administrator has received the funds in time for investment on a particular investment date. A participant may obtain the return of any voluntary cash payment, if the plan administrator receives the request for return two (2) business days prior to the investment date. We do not pay interest on voluntary cash payments pending the purchase of common stock.

Reports to Participants

17.	What kind of reports will be sent to participants in the plan?

Each participant in the plan receives a statement of account subsequent to each dividend payment date describing cash dividends and voluntary cash investments received, the number of shares purchased, the price per share and total shares accumulated under the plan. These statements will provide a record of the dates and costs of purchases on a quarterly basis. Participants should retain the statements for income tax purposes. Participants will also receive our annual and quarterly reports to shareholders, notices of shareholder meetings, proxy statements, and Internal Revenue Service information for reporting dividends received and commission expenses paid on their behalf.

Share Certificates; Safekeeping

18.	Will the administrator issue certificates for shares of common stock purchased?

Unless requested in writing by a participant, the administrator will not issue certificates for shares of common stock purchased under the plan. The number of shares credited to a participant’s account under the plan will be shown on the participant’s periodic statement of account. This safekeeping feature protects against loss, theft or destruction of stock certificates. The administrator will issue certificates for whole shares withdrawn from the plan. All certificates delivered for safekeeping must be enrolled in the plan. The administrator will cancel certificates delivered for safekeeping and will issue new certificates in the name of the administrator. Upon withdrawal, the plan administrator will cancel the administrator’s certificates and issue new certificates in the name of the participant.

19.	In whose name will certificates be registered when issued to participants?

Unless the participant directs otherwise, upon withdrawal from the plan, the administrator will issue shares in the name in which the participant maintains the dividend reinvestment account. If a participant requests that a certificate be issued in a different name, the request must bear the participant’s own signature. If the account is registered in multiple names, all signatures must appear on the request. Upon a participant’s death, the administrator will follow the instructions of the decedent’s personal representative upon submission of appropriate proof of authority.

Withdrawal of Shares in Plan Accounts

20.	How may participants withdraw shares purchased under the plan?

Participants may withdraw all or any portion of the shares credited to their account by completing the withdrawal notification information set forth on the reverse side of their account statement and specifying the number of shares to be withdrawn. The participant should mail the request for withdrawal to the administrator at the address provided on the account statement. The administrator will register certificates for whole shares so withdrawn in the name of the participant. If the administrator receives any request for withdrawal of shares credited to a participant’s account less than five (5) business days before a dividend record date, the administrator will not affect the withdrawal until after the dividends are reinvested and the shares are credited to the participant’s account. The administrator will affect any other request for withdrawal of a portion of the shares credited to a participant’s account upon receipt of the request by the administrator. The administrator will continue to reinvest dividends on shares remaining in participants’ account, unless participant withdraws all of the whole and fractional shares from the account, which will terminate participation in the plan.

21.	May participants elect to sell withdrawn shares?

Yes. Participants may request that the administrator sell withdrawn shares. The administrator will not effect a request to sell all shares credited to a participant’s account received from a participant after the ex-dividend date for a dividend until the administrator reinvests the participant’s dividends for the applicable record date and credits the shares to the participant’s account. Upon receipt, the administrator will declare a request to sell a portion of the shares credited to a participant’s account effective. Participants should specify the number of shares to be sold in their request for withdrawal.

The administrator will arrange for the sale of the shares within ten (10) business days after receipt of the notice, and deliver a check for the net proceeds of the sale to the participant. The proceeds of the sale will be applied first to pay fees, brokerage commissions, applicable withholding taxes and transfer taxes, if any, incurred in connection with the sale. The administrator charges a fee of $10 (but not more than the proceeds of the sale of a fractional share) for the sale of shares held under the plan. All persons in whose names the account appears must sign a request for shares to be sold. A Medallion Signature Guarantee is required for a sale of $10,000 or higher. A commercial bank, trust company, securities broker-dealer, credit union or savings and loan association which is a member of the Medallion Signature Guarantee

Program or other eligible guarantor institution may guarantee signatures. Verification by a notary public is not sufficient.

Because the administrator will sell shares on behalf of the plan, neither First National Community Bancorp, Inc. nor any participant has the authority or power to control the timing or pricing of shares sold or the selection of the broker making the sales, which may include a broker affiliated with the administrator. Therefore, you will not be able to precisely time sales made through the plan and you will bear the market risk associated with the fluctuation of the price of our common stock. Therefore, it is possible that, after you send in your request to sell shares, the market price of our stock could go up or down before the broker actually sells your shares. Participants will not earn interest on the proceeds of any sale transaction.

Termination of Participation in Dividend Reinvestment Plan

22.	How does a participant withdraw from the plan?

Participation in the plan is entirely voluntary. Participants may terminate their participation at any time by sending written notice to the administrator. When a participant terminates from the plan or upon termination of the plan by First National Community Bancorp, Inc., the administrator will deliver a certificate for the number of whole shares credited to the participant’s account, and a check representing the value of any fractional shares, less the applicable fee for the sale of the fractional share, based on the then current market value per share to the participant. Thereafter, all dividends will be paid in cash or in stock dividends, if so declared by the Board of Directors, to the shareholder who withdraws from the plan. Participants who elect to discontinue participation in the plan are not eligible to make voluntary cash payments.

Any notice of termination received less than five (5) business days prior to an investment date will not be effective until the administrator has reinvested dividends and the shares have been credited to the participant’s account. A shareholder may elect to re-enroll in the plan at any time.

Federal Tax Information

23.	What are the federal income tax consequences of participation in the plan?

This section discusses the federal income tax information connected with the plan, based on current federal tax laws applicable to United States citizens or residents. If federal tax laws change in the future, the following may change and no longer apply. State, local, foreign and other tax provisions vary and are not covered in this summary. In any event, you should consult your tax advisor about your particular transactions, especially if you may be covered by other tax rules.

For federal income tax purposes, a participant in the plan will be treated as having received, on the dividend payment date, the full amount of dividends allocable to the participant, regardless of whether the dividends are actually paid in cash, withheld for the payment of taxes, or invested in additional shares of common stock pursuant to the plan. Additionally, the participant will be deemed to have received taxable income in the amount of commissions and other brokerage expenses paid in purchasing shares on the participant's behalf. The per share tax basis of shares acquired for a participant under the plan will be the price per share reported on the periodic statement of account supplied to each participant after each applicable investment date, adjusted to include the amount of commissions and other brokerage expenses paid on behalf of the participant, as reported in the Internal Revenue Service information referred to in No. 13 above.

The holding period for shares acquired pursuant to the plan will begin on the day after the date the shares are acquired for a participant's account. When a participant is subject to federal income tax withholding on dividends, and when foreign participants' taxable income under the plan is subject to federal income tax withholding, dividends will be reinvested net of the amount of tax withheld under applicable law.

While the matter is not free from doubt, we intend to take the position that the administrative expenses of the plan, which are to be paid by us, are not constructive dividends to plan participants. Each participant will receive from Registrar and Transfer Company a Form 1099-DIV (mailed on or before January 31 of the following year) which will show the total dividend income to the participant.

Until further notice, shares purchased by the plan will be purchased at 90% of the fair market value as described herein. With respect to these shares, you must report as dividend income, the difference between the cash you invested and the fair market value of the stock purchased by the plan on your behalf.

We believe that participants will not realize any taxable income upon receipt of certificates for whole shares held in their plan account, either upon the withdrawal of shares from the plan or upon termination of participation in the plan. A participant who sells or exchanges shares previously received from the plan, or who directs the administrator to sell his or her plan shares, however, may recognize gain or loss. The amount of the gain or loss will be the difference between the amount you receive for your whole or fractional shares and your tax basis in the shares. The tax basis of a share acquired directly from First National Community Bancorp, Inc. using cash dividends is the fair market value on the date we pay the cash dividend or the date the administrator buys shares with cash dividends. The tax basis of a share acquired in open market or in privately negotiated transactions is the purchase price plus any trading expenses incurred in the transaction which are paid by us.

The 10% discount to fair market value applicable to shares purchased by the administrator either directly from First National Community Bancorp, Inc., in the open market or in negotiated transactions, or using a combination of such methods and purchasing such shares with either cash dividends or voluntary cash payments will increase the basis of those shares in your account. For instance, if you send in $900 as a voluntary cash payment, your account would be credited with $1,000 worth of stock. Because the discount is treated for federal income tax purposes as dividend income, you will report a dividend of $100 (in addition to any other cash dividends received) and your basis in the stock acquired using your optional cash payment will be $1,000.

A participant likely also will be required to recognize gain or loss upon the receipt of a cash payment for a fractional share held in a participant's account upon withdrawal of shares from the plan. The amount of gain or loss in either case will be the difference between the amount the participant receives for the plan shares or fractional share and the participant's tax basis in those shares or fractional share.

The holding period for those shares will commence on the day after the shares are acquired.

Dividends reinvested under the plan by corporate shareholders may be eligible for the dividends-received deduction.

The above summary may not apply to certain participants in the plan, such as tax-exempt entities, tax-deferred entities (e.g., IRAs) and foreign shareholders. Participants should consult their own tax advisors to determine particular tax consequences, including state tax consequences, which may result from participation in the plan, and any subsequent disposal of shares acquired pursuant to the plan.

Other Information

24.	What happens if we declare a stock dividend or affect a stock split?

The administrator adds any shares issued in connection with a stock dividend or stock split on common stock held under the plan to the participant’s account. Stock dividends or split shares distributed on shares held directly by a participant will be mailed to the participant in the same manner as to shareholders who do not participate in the plan.

25.	If we have a rights offering, how will a participant’s entitlement be computed?

A participant’s entitlement in a rights offering is based upon his or her total holdings, in the same manner as dividends are computed currently. The company will issue rights certificates for the number of whole shares only, however, and sell rights based on the fractional shares held in a participant’s account.

We will mail the proceeds of the sale of fractional certificates, less commissions and taxes, if any, directly to the participant.

26.	How are shares in a participant’s account voted at a meeting of the shareholders?

If, on a record date for a meeting of shareholders, there are shares in a participant’s account, the administrator will send proxy materials for the meeting to the participant. A participant is entitled to vote all shares of common stock credited to his or her account. The participant may also vote his or her shares at the meeting in person or by proxy.

27.	What are the responsibilities and liabilities of First National Community Bancorp, Inc. and the administrator?

First National Community Bancorp, Inc. and the administrator shall not be liable for any act taken in good faith or for any good faith omission to act, including without limitation, any claims of liability:

•	Arising out of a failure to terminate a participant’s account upon his or her death;
•	With respect to the prices at which shares of First National Community Bancorp’s common stock are purchased or sold:
o	the times when or the manner in which purchases or sales are made;
o	the decision whether to purchase shares of common stock on the open market, from First National Community Bancorp, Inc. or in private transactions; or
o	fluctuations in the market value of the common stock; and
o	any matters relating to the operation or management of the plan.

First National Community Bancorp, Inc. cannot assure that participants will make a profit on, or protect participants against a loss from, the common stock purchased by or for participants under the plan.

All transactions in connection with the plan will be governed by the laws of the Commonwealth of Pennsylvania, and are subject to all applicable federal tax or securities laws.

28.	May the plan be amended, modified or discontinued?

Yes. The Board of Directors of First National Community Bancorp, Inc., at its discretion, may amend, modify, suspend or terminate the plan and will endeavor to notify participants of any amendment, modification, suspension or termination. The Board of Directors may, for whatever reason, at any time, as it may determine in its sole discretion, terminate a participant’s participation in the plan after mailing a notice of intention to terminate to the participant at the participant’s address as it appears on the plan administrator’s records. In addition, the Board of Directors and the administrator may each adopt reasonable procedures for the administration of the plan. The Board of Directors has the sole authority to interpret the plan in the manner that it deems appropriate in its absolute discretion.

29.	Who will bear the costs of the purchases made under the plan?

We will pay all costs of administration of the plan. Participants will incur no brokerage commissions or other charges for purchases made under the plan. A participant who requests that the administrator sell shares of common stock held in the plan will incur brokerage fees incurred in connection with the sale.

30.               May a participant pledge shares purchased under the plan?

No. A participant who wishes to pledge shares credited to a plan account must request the withdrawal of the shares in accordance with the procedures outlined in response to Question No. 20, above.

Use of Proceeds

First National Community Bancorp, Inc. does not know the number of shares of common stock that will be purchased from it under the plan or the prices at which such shares will be purchased. To the extent that shares are purchased from First National Community Bancorp, Inc., and not in the open market, First National Community Bancorp, Inc. intends to add proceeds it receives from the sales to its general funds to be used for general corporate purposes, including, without limitation, investments in and advances to the company’s subsidiaries. The amounts and timing of the application of proceeds will depend upon the funding requirements of the company and its subsidiaries and the availability of other funds. Based on anticipated growth of subsidiaries and the financial needs of First National Community Bancorp, Inc., management anticipates that it, from time to time, will engage in additional financing of a character and in amounts that have yet to be determined.

Experts

The consolidated financial statements included in First National Community Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008 incorporated by reference into this prospectus have been audited by Demetrius & Company, L.L.C., an independent registered public accounting firm, as indicated in its report with respect thereto and are incorporated by reference in this document in reliance upon the authority of the firm as experts in auditing and accounting.

Legal Matters

Bybel Rutledge LLP, Lemoyne, Pennsylvania passed upon the legality of the common stock offered by this prospectus. Based on this opinion, the shares of common stock issued by First National Community Bancorp, Inc. in accordance with the terms of the plan will be validly issued, fully paid and non-assessable.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy and information statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-3003.

The SEC also maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers, such as First National Community Bancorp, Inc., that file electronically with the SEC. This address of that site is www.sec.gov.

The SEC allows us to “incorporate by reference” in this prospectus other information. This means we disclose important information to you by referring you to those documents. Specifically, we incorporate the following documents by reference in this registration statement:

•	First National Community Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 13, 2009;
•	First National Community Bancorp, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed with the SEC on May 8, 2009 and amended on July 9, 2009;

•

First National Community Bancorp, Inc.’s Current Reports on Form 8-K filed with the SEC on January 29, 2009, February 25, 2009, April 9, 2009, April 29, 2009, May 8, 2009, May 13, 2009, May 20, 2009 and June 25, 2009.

•

The description of First National Community Bancorp, Inc. common stock contained in First National Community Bancorp, Inc.’s Registration Statement on Form S-4 (No. 333-24121), filed with the SEC on March 28, 1997 and effective on April 17, 1997, and as amended by Amendment No. 1, filed with the SEC on December 31, 1997, and as amended by Amendment No. 2, filed with the SEC on June 2, 1998 and any amendment or report filed for the purpose of updating such description.

We also incorporate by reference in this prospectus additional documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Securities Act of 1934 after the date of this prospectus, and prior to our filing a post-effective amendment which indicates that all common stock offered under the plan has been sold or which deregisters any common stock remaining unsold. Additional documents that we incorporate by reference into this prospectus are deemed a part of this prospectus from the date of filing the documents.

Documents incorporated by reference are available without charge to each participant in the plan upon oral or written request. In addition, you may obtain all documentation relating to the plan that is required to be delivered to participants pursuant to the rules adopted under the Securities Act of 1933 from First National Community Bancorp, Inc. Requests for copies should be addressed to:

First National Community Bancorp, Inc.

Attention: Finance Division Manager

102 East Drinker Street

Dunmore, Pennsylvania 18512

(570) 346-7667

Indemnification of Officers and Directors

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling First National Community Bancorp, Inc., we have been informed that, in the opinion of the SEC, any such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution .

Registration Fee	$0.00
Blue Sky Fees	$0.00
Accounting Fees	$1,000.00
Legal Fees and Expenses*	$3,000.00
Printing Fees and Postage*	$1,000.00
Total	$5,000.00

                      * Estimated

Item 15.	Indemnification of Directors and Officers .

The Pennsylvania Business Corporation Law, referred to as the PBCL, provides that Pennsylvania corporations shall have the power, under specified circumstances, to indemnify any person who is or was a representative of the corporation in connection with actions, suits or proceedings brought against them by third parties and in connection with actions or suits by or in the right of the corporation, by reason of the fact that they were or are such representatives, against expenses (including attorney’s fees) and, in the case of actions, suits or proceedings brought by third parties, against judgments, fines and amounts paid in settlement actually and reasonably incurred in any such action, suit or proceedings. Further, the PBCL provides that Pennsylvania corporations must indemnify a representative of the corporation who is successful on the merits or otherwise in defense of any such actions or proceedings against expenses reasonably incurred.

The Bylaws of First National Community Bancorp, Inc. provide indemnification or reimbursement for reasonable expenses actually incurred by directors or officers. However, indemnification or reimbursement shall be provided only when a director or officer acted in good faith and reasonably believed such actions were in the best interests of First National Community Bancorp, Inc.

Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by the bank.

Item 16.	Exhibits.

Exhibit 5.1	Opinion of Bybel Rutledge LLP, Special Counsel to First National Community Bancorp, Inc.*
Exhibit 23.1	Consent of Demetrius & Company, L.L.C.
Exhibit 23.2	Consent of Bybel Rutledge LLP*
Exhibit 24.1	Power of Attorney. (Included on the signature page.)
Exhibit 99.1	First National Community Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan. (Included in Prospectus.)
Exhibit 99.2	Form of First National Community Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan Enrollment Form.
Exhibit 99.3	First National Community Bancorp, Inc. Letter to Shareholders.
Exhibit 99.4	First National Community Bancorp, Inc. Letter to Shareholders.
*Previously Filed

Item 17.	Undertakings .

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(b)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement.

Provided, however, that paragraphs (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant with the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each  post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(6)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Dunmore, Commonwealth of Pennsylvania on July 15, 2009.

FIRST NATIONAL COMMUNITY BANCORP, INC.
By:	/s/ J. DAVID LOMBARDI
J. David Lombardi
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. David Lombardi and William S. Lance, and each of them his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

	Capacity	Date
/s/ J. DAVID LOMBARDI	President and Chief Executive Officer and Director	July 15, 2009
J. David Lombardi
/s/ WILLIAM S. LANCE	Treasurer	July 15, 2009
William S. Lance
/s/ MICHAEL J. CESTONE, JR.	Director	July 15, 2009
Michael J. Cestone, Jr.
/s/ JOSEPH COCCIA	Director	July 15, 2009
Joseph Coccia
/s/ WILLIAM P. CONABOY	Director	July 15, 2009
William P. Conaboy
/s/ DOMINICK L. DENAPLES	Director	July 15, 2009
Dominick L. DeNaples
/s/ LOUIS A. DENAPLES, JR.	Director	July 15, 2009
Louis A. DeNaples, Jr.
/s/ JOSEPH J. GENTILE	Director	July 15, 2009
Joseph J. Gentile
/s/ JOHN P. MOSES	Director	July 15, 2009
John P. Moses

Exhibit Index

Exhibit 5.1	Opinion of Bybel Rutledge LLP, Special Counsel to First National Community Bancorp, Inc.*
Exhibit 23.1	Consent of Demetrius & Company, L.L.C.
Exhibit 23.2	Consent of Bybel Rutledge LLP*
Exhibit 24.1	Power of Attorney. (Included on the signature page.)
Exhibit 99.1	First National Community Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan. (Included in Prospectus.)
Exhibit 99.2	Form of First National Community Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan Enrollment Form.
Exhibit 99.3	First National Community Bancorp, Inc. Letter to Shareholders.
Exhibit 99.4	First National Community Bancorp, Inc. Letter to Shareholders.

*Previously Filed

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Post Effective Amendment No. 1 to Form S-3 pertaining to the First National Community Bancorp, Inc. Dividend Reinvestment And Stock Purchase Plan of our report dated March 11, 2009, relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in First National Community Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008.

/s/ DEMETRIUS & COMPANY, L.L.C.

Wayne, New Jersey

July 16, 2009

Exhibit 99.2

Account Number:  XXXXXXXXXX

Dividend Reinvestment and Stock Purchase Plan Authorization Form

Please sign the authorization form located
NAME	on the bottom of this page. Complete the
ADDRESS	information directly below only if it has
CITY, STATE, ZIP	changed.
Name 1

Name 2

Street Address

TAX ID#: XXX-XX-XXXX	City/State/Zip Code

Home Telephone Number
( )
Business Telephone Number
( )

FIRST NATIONAL COMMUNITY BANCORP, INC.
102 EAST DRINKER STREET
DUNMORE, PA 18512-2491

NOTE: This Is Not A Proxy

Completion and return of this Authorization Form authorizes your enrollment in the First National Community Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan.

Do not return this form unless you wish to participate in the Plan.

[ ]        Full Common Stock Dividend Reinvestment and Optional Cash Purchases—If you check this option, you authorize the purchase of additional shares of Common Stock with the cash dividends on all shares of Common Stock currently or subsequently registered in your name, as well as on the shares of Common Stock credited to your Plan account. In addition, cash payments of not less than $100 per month, up to a total of $50,000 per quarter will be used to purchase additional shares of Common Stock.

[ ]        Partial Dividend Reinvestment and Optional Cash Purchases—If you check this option, you authorize the purchase of additional shares of Common Stock with the cash dividends on _____ shares of First National Community Bancorp, Inc. common stock held by you in certificate form and to apply these dividends, together with any voluntary cash payments that you may make, to the purchase of First National Community Bancorp, Inc. common stock. Optional Cash Payments range in amounts from $100 minimum per month to $50,000 maximum per quarter.

I understand that the purchase will be made under the terms and conditions of the Dividend Reinvestment Plan as described in the Plan Prospectus that accompanied this Authorization Form and that I may revoke this authorization at any time by notifying Registrar and Transfer Company, in writing, of my desire to terminate my participation.

Please return this Authorization Form to: Registrar and Transfer Company, P.O. Box 664, Cranford, New Jersey 07016

Sign here exactly as name(s) appear on stock certificate(s). If shares are held jointly, all holders must sign.

Stockholder X	Date:

Stockholder X	Date:

Exhibit 99.3

[Date]

[Name]

[Address]

[Address]

Dear [Name]:

Enclosed you will find the materials you requested for enrollment in the First National Community Bancorp Dividend Reinvestment Plan. Please complete the Authorization Form and return it to:

William Lance, Treasurer

First National Community Bancorp, Inc.

102 East Drinker Street

Dunmore, PA  18512

If you have any questions, feel free to contact me at (570) 348-6438.

Sincerely,
William Lance
Treasurer
WL/alp
Enclosures

Exhibit 99.4

LETTER TO PARTICIPANTS IN THE

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

[Letterhead of FIRST NATIONAL COMMUNITY BANCORP, INC.]

July 16, 2009

To Participants In First National Community Bancorp, Inc.’s Dividend Reinvestment and Stock Purchase Plan:

We are pleased to inform you that the Board of Directors has amended the Dividend Reinvestment and Stock Purchase Plan of First National Community Bancorp, Inc. to provide greater flexibility for voluntary cash purchases of shares of common stock to be held in the Plan.

First, we have increased the maximum aggregate purchase per calendar quarter from $2,500 to $50,000 for voluntary cash payments. Second, we have increased the discount from 5% to 10%. Third, we have arranged to have voluntary cash payments invested on a monthly, rather than quarterly basis.

We appreciate your continued ownership of our common stock. Please write or telephone either the plan administrator at 1-800-368-5948 or me at (570) 348-6438 with any questions that you may have.

Sincerely,

/s/ William Lance
William Lance
Treasurer
WL/mlj
Enclosures